FORM 4
             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
 1934, Section 17(a) of the Public Utility Holding Company Act of
   1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

     Green                     Phyllis                         S.
     (Last)                     (First)                  (Middle)
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    P.O. Box 349
    (Street)
    -------------------------------------------------------------------

    Perth Amboy,                         NJ            08862
      (City)                                 (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Print Data Corp. - PDDE
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3.  IRS Identification Number of Reporting Person, if an entity

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4.  Statement for Month/Day/Year

     April 14, 2003

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5.  If Amendment, Date of Original
    (Month/Day/Year)

     April 8, 2003

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     XX  Director                                   XX  10% Owner

         Officer (give title below)        XX  Other (specify below)

                                               Executive Administrator

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7.   Individual or Joint/Group Filing (Check Applicable Line
        XX Form filed by One Reporting Person
      ____ Form filed by More than One Reporting Person

  Table I - Non-Derivative Securities Acquired, Disposed of, or
            Beneficially Owned


1.  Title of    2. Transaction  2.A. Deemed     3. Transaction   4. Securities        5. Amount of    6. Ownership   7. Nature of
    Security       Date              Execution     Code             Acquired (A) or      Securities      Form:          Indirect
    (Instr. 3)     (Month/Day/       Date,         (Instr. 8)       Disposed of (D)      Beneficially    Direct (D)     Beneficial
                   Year)             if any                         (Instr. 3, 4 & 5)    Owned at        Or Indirect    Ownership
                                                                                         End of          (I)            (Instr. 4)
                                                                                         Month           (Instr. 4)
                                                                                         (Instr.
                                                                                         3 & 4)
                                                Code   V  Amount   (A) or (D)   Price

Common Stock       04/04/03                      P         100         A        $.39
Common Stock       04/07/03                      P         500         A        $.45
Common Stock       04/07/03                      P         500         A        $.45
Common Stock       04/07/03                      P         345         A        $.45    1,001,519            D



   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



  Table II - Derivative Securities Acquired, Disposed or, or Beneficially
             Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of    2.  Conversion    3.  Trans-    3A.  Deemed      4.  Transaction   5.  Number of         6.  Date
    Deriv-          or Exercise       action         Execution       Code              Derivative            Exercisable
    ative           Price of          Date           Date, if        (Instr. 8)        Securities            & Expiration
    Security        Derivative        (Month/        any (Month/                       Acquired (A)          Date (Month/
   (Instr. 3)       Security          Day/           Day/Year)                         or Disposed           Day/Year)
                                      Year)                                            of (D)
                                                                                       (Instr. 3, 4 & 5)

                                                                 Code     V           (A)      (D)           Date      Expira-
                                                                                                             Exer-     tion
                                                                                                             cisable   Date




  Table II - Derivative Securities Acquired, Disposed or, or Beneficially
             Owned (e.g., puts, calls, warrants, options, convertible securities)

Contd...


7.  Title &           8.  Price of     9.  Number           10.  Ownership      11.  Nature
    Amount of             Derivative       of Derivative         Form of             of Indirect
    Underlying            Security         Securities            Derivative          Beneficial
    Securities            (Instr. 5)       Beneficially          Security:           Ownership
    (Instr. 3 & 4)                         Owned at End          Direct (D)          (Instr. 4)
                                           of Month              or Indirect
                                           (Instr. 4)            (I) (Instr 4.)
Title      Amount of
           No. of
           Shares





Explanation of Responses:



April 14, 2003                           /s/Phyllis S. Green
--------------                           -----------------------------------
 Date                                    **Signature of Reporting Person


                                         Phyllis S. Green
                                         -----------------------------------
                                         Print Name


** Intentional misstatements or omissions of facts constitute Federal
Violations.
     See 18 U.S.C. 1001 and 15 U.S. C 78ff(a)

Note:  File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure. (Print or Type Responses)